EXHIBIT 10.66
January 30, 2008
Ms. JoAnn Lilek
30 Pine Avenue
LaGrange Park, IL 60526
Dear JoAnn,
We are pleased to extend to you an offer to join Midwest Bank and Trust Company as Executive Vice President & Chief Financial Officer. The terms of the offer include the following:
Effective Date: You will report on a date to be mutually agreed upon no later than March 17, 2008. You will be headquartered in the Melrose Park Banking Center and report directly to me.
Base Salary: $330,000. Your annual salary will be paid bi-weekly on Thursdays and will be pro-rated over the payroll periods remaining (of total 26 periods) in 2008. Thereafter, the Board of Directors of Midwest Banc Holdings, Inc. reviews officers’ salaries on an annual basis each December.
Signing Bonus: 5,000 restricted shares of stock. You agree to return the bonus if you leave the company for any reason prior to the completion of one year of employment.
Management Incentive Plan: As an officer of the bank you are eligible to participate in the Midwest Banc Holdings, Inc. Management Incentive Plan. Annual incentives may range between 0-40% of base salary based upon actual individual and group results to budgeted performance levels. You will be eligible for full participation in the 2008 plan as approved by the Board of Directors.
Stock and Incentive Plan: You are also eligible to participate in future offerings as determined by the Midwest Banc Holdings, Inc. Board of Directors. Stock awards may range between 0-40% of base salary.
Executive Retirement Plan: You will be eligible to participate in Midwest Banc Holdings’ Supplemental Executive Retirement Program (SERP). A summary is attached.
Transitional Employment Agreement: You will be eligible to enter into a two year Transitional Employment Agreement which provides for continuing employment, or salary and benefit continuation for a period of 24 months following the date on which a change in control occurs. A copy is attached.

Ms. JoAnn Lilek
Letter dated January 30, 2008
Page -2-
Severance Policy: Midwest’s severance policy provides six months severance in the event a senior officer is asked to leave the company without cause. You will be eligible for an additional six months for a total of one year’s base salary in the event of an involuntary not for cause separation of employment.
Vacation and Holidays: Effective in 2008, you will be eligible for four (4) weeks annual vacation. Vacation leave is earned on an accrued basis per month during the year. The bank establishes holiday schedules each year consistent with local market and operating circumstances. Midwest Bank and Trust Company provides nine holidays each year.
Personal Days: Effective in 2008, you will also receive eight (8) personal days a year, which may be used during the year or banked for future consideration in accordance with Midwest’s policy. Personal leave is earned on an accrued basis per month during the year.
As part of your employment processing, additional materials will be available which provide greater detail regarding our Human Resources policies, programs, and operating procedures. This offer is contingent upon your successful completion of our new hire screening process.
This letter does not constitute an employment contract in any manner. Your employment is strictly “at will” and may be canceled at any time for any reason, at the option of either Midwest Banc Holdings, Inc. or yourself, except as otherwise provided by law. We trust you will find this offer acceptable and if so, please sign in the area provided at the bottom of this page and return one copy to me by Tuesday, February 7, 2008.
JoAnn, we look forward to your acceptance of our offer to join Midwest Banc Holdings, Inc. and Midwest Bank and Trust Company. The Bank will provide you with positive opportunities and challenges as Executive Vice President & CFO. I look forward to working with you in the future.
Sincerely,

/s/James J. Giancola
James J. Giancola
President & Chief Executive Officer Midwest Banc Holdings, Inc.

Reviewed and accepted:	/s/ JoAnn Sannasardo Lilek	2/12/08

	Signature	Date